Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Inspired Entertainment, Inc. on Form S-8 (File Nos. 333-219295, 333-222238, 333-226909, 333-231471, 333-256394 and 333-277760) and Form S-3 (File Nos. 333-217215 and 333-256175) of our reports dated March 10, 2026 with respect to the financial statements of Inspired Entertainment, Inc. and Subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in this Annual Report on Form 10-K/A for the year ended December 31, 2025.

/s/ CBIZ CPAS P.C

New York, NY
May 22, 2026